Exhibit 10.2
2008 – 2010
Executive Performance Plan
Plan Summary
Awards: The Performance Shares will be earned on the Vesting Date (as defined below) only to the extent that the performance goal thresholds for the Performance Period are exceeded, with any unearned Performance Shares being forfeited without notice on the Vesting Date. The performance measure is three year growth for Internal Operating Profit (OP) as described in the 2008-2010 Executive Performance Plan Overview (the “Overview”).
Performance Period: The Company’s 2008-2010 fiscal years.
Vesting: Performance Shares are earned and vest on the third anniversary of the grant date (the “Vesting Date”). Upon the death, Disability or Retirement of a Participant (each, as defined in the 2003 Long-Term Incentive Plan (the “Plan”)) prior to the Vesting Date, Performance Shares will continue to vest and such Participant will be eligible for a full un-prorated award upon vesting. Recipients will forfeit, without further notice and effective as of their date of termination any unvested Performance Shares if their employment terminates prior to the Vesting Date for any reason other than death, Disability or Retirement.
Change of Control: Notwithstanding the above, in the event of a Change of Control (as defined in the Plan), all Performance Shares will be considered fully earned and will be payable at target promptly as practicable following the Change of Control. The Compensation Committee may adjust the Performance Shares earned to the extent the growth in Internal Operating Profit at that date exceeds the target specified in the Overview, but in no case will the Performance Shares earned be less than the target.
Dividends: Dividends are not paid on Performance Shares. After the Performance Shares are vested and shares of the Company’s Common Stock are deposited in a Wells Fargo account for the Participant (net of taxes) soon after the Vesting Date, dividends will be paid prospectively on all shares of the Company’s common stock if and when declared by the Board of Directors.
Voting: Performance Shares are not entitled to any voting rights. After the Performance Shares are vested and shares of the Company’s common stock are deposited in a Wells Fargo account for the Participant (net of taxes) soon after the Vesting Date, the Participant will be entitled to voting rights on the shares of the Company’s common stock.
Taxes: Taxes will be due when the Performance Shares vest based on the Fair Market Value (as defined in the Plan) of the shares on the Vesting Date. In the year of vesting, taxes will be reported on the appropriate tax reporting forms (W2 in the U.S., T4 in Canada). Participants will be deemed to have elected to pay the withholding taxes owed by allowing the Company to withhold shares on the Vesting Date (and delivering to the Participant the net shares of the Company’s common stock) at the statutory minimum. To the extent a Participant’s taxes on the vesting of Performance Shares exceeds the amount so withheld (i.e., because the Participant’s tax rate exceeds the withholding rate), the Participant is responsible for paying the difference. Taxes include Federal taxes, social insurance or FICA taxes, and state and local taxes, if applicable.
Administration: Soon after the Vesting Date, the number of net shares of the Company’s common stock earned will be deposited into a Wells Fargo account. After the shares of common stock are deposited following the Vesting Date, Participants can contact Wells Fargo at 1-877-910-5385 for customer service.

Communication: Target awards will be communicated to Participants during the salary planning communication in late February and early March, when other pay decisions such as market and performance adjustment, bonus and stock option award are communicated. Participants will receive confirmation of the actual number of Performance Shares earned during the first quarter of the 2011 calendar year.
Registration: Upon the depositing of the shares in the Wells Fargo account, shares of the Company’s common stock will be registered in the Participant’s name. Participants can change the registration of the shares by calling Wells Fargo.
Disposition at Vesting: After the shares of the Company’s common stock are deposited, Participants can leave the shares with Wells Fargo, ask Wells Fargo to sell the shares, have a certificate issued to the Participant or have the shares electronically transferred to another broker.
Benefits: Income from the 2008-2010 Executive Performance Plan will not be included in earnings for the purposes of determining benefits, including pension, S&I, disability, life insurance and other survivor benefits.
Insiders: After the Performance Shares vest and the net shares of common stock are deposited, insiders cannot dispose of the shares of common stock without prior approval of the Legal Department.
Other Plan Provisions: The 2008-2010 Executive Performance Plan was adopted under the Plan and is subject to all the provisions of the Plan, including those related to the ability of the Board of Directors to amend the Plan, the Executive Performance Plan or any awards thereunder. Nothing in this summary, the Overview, or the Plan shall confer upon the Participant any right of continued employment.
This plan summary is subject to the actual plan document and any additional terms and conditions as determined by the Compensation Committee of the Board of Directors.
Issued February 2008

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